ABOUT:    Addington Resources, Inc.

CONTACT:  Howard P. Berkowitz
          Chairman of the Board of Directors
          212/664-0990

FOR IMMEDIATE RELEASE

     New York, NY. (September 25, 1995) -- Addington Resources, Inc. (NASDAQ: NMS-ADDR) announced today that it had entered into a definitive agreement with Larry, Bruce and Robert Addington, the Company's largest stockholders, for the sale to the Addington brothers of the Company's coal mining subsidiaries and its mining equipment manufacturing and licensing subsidiary for an aggregate of $30 million cash and the assumption of certain liabilities related to these operations. As additional consideration, the Company will retain the right to receive certain cash payments (anticipated to be $7,000,000) from BHP Australia Coal Pty., Ltd. under the Company's previously announced technology sale. The Company will also receive a $1.00 per ton royalty for coal delivered by Tennessee Mining, Inc., one of the subsidiaries being sold, under its contract with the Tennessee Valley Authority, with a $12 million maximum royalty. The Company will also retain the net working capital (if any) of the subsidiaries to be transferred after certain adjustment.

     The Company also announced that it had entered into a definitive agreement to sell, subject to certain conditions, the Company's citrus operations in Belize to the Addingtons in exchange for 1,000,000 shares of ADDR Common Stock. Following consummation of the transactions, the Addington brothers will own an aggregate of 4.2 million shares of ADDR Common Stock.

     Completion of the transactions is conditioned upon several items, including the receipt by ADDR of a favorable fairness opinion, the receipt of financing by Messrs. Addington and receipt of governmental, regulatory and third-party consents and releases. Closing is anticipated to occur within 45 days. The Company expects to incur a loss on these transactions in its current quarter of between $5,000,000 and $7,000,000.

     The execution of the definitive agreements follows the Company's announcement on August 4, 1995 that the Company would pursue the prompt but prudent sale of the Company's non-environmental operations. Since the announcement, ADDR has held preliminary discussions with a number of interested parties, which included companies that have contacted ADDR as well as companies contacted by the Company, concerning the possible sale of the Company's non-environmental operations. These discussions have involved the potential sale of individual operations, but not the sale of a substantial portion of the Company's diverse non-environmental operations in a single transaction.

     The transactions with the Addington brothers, if consummated, will enable the Company to promptly sell substantially all of the Company's non-environmental operations (excluding gold, lime and Wind Mountain) on attractive terms, enabling the Company to focus on its key environmental operations and better exploit opportunities for those operations currently available to it. The Company continues to pursue the sale of gold, limestone and Wind Mountain operations, which are excluded from the transactions with the Addington brothers.

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